Exhibit 99.1

Press Release

Akorn Successfully Completes Sale to Lenders and Exits Chapter 11 Protection

Company positioned to enter its next phase of growth with new ownership and a more sustainable capital structure

LAKE FOREST, Ill., Oct. 1, 2020 -- Akorn, a leading specialty pharmaceutical company ("Akorn" or the "Company"), today announced the successful completion of its sale to certain of the Company’s term loan lenders, which was approved by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on September 2, 2020. This milestone marks the culmination of Akorn’s Chapter 11 cases, with the Company well-positioned to continue to fulfill its mission to improve patients’ lives through the quality, availability and affordability of its products.

In tandem with the completion of the sale, Akorn’s long-term debt has been cut by more than half, and the Company has secured a revolving credit line to ensure a stronger balance sheet and operating flexibility as it looks to enter a new phase of growth.

Doug Boothe, Akorn’s President and Chief Executive Officer, commented, “Today marks the start of an exciting new chapter for Akorn. We are moving forward with significantly reduced debt, better cash flow, strong operations and a diverse product portfolio that positions Akorn well for long-term growth and a brighter future in the years to come. Our ability to achieve the goals we set at the beginning of our restructuring process is a testament to the hard work and support of our associates, as well as the dedicated partnership of our lenders, customers and suppliers throughout this process.”

Following the official completion of the transaction, Akorn is now operating as a private entity under the legal name of Akorn Operating Company LLC.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements,” including those regarding the Company’s long-term business plan and outlook. A number of important factors could cause actual results of the Company and its subsidiaries to differ materially from those indicated by such forward-looking statements and readers should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this release. The Company undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

About Akorn:

Akorn develops, manufactures and markets specialty pharmaceuticals, including prescription, consumer health and animal health products. As an industry leader in branded and generic products in alternate dosage forms such as ophthalmics, injectables, oral liquids, otics, topicals, inhalants and nasal sprays, we focus each day on our mission to improve lives, through the quality, availability and affordability of our products. Additional information is available on Akorn’s website at www.akorn.com.

Media:
Akorn@fticonsulting.com